Exhibit 99.1

Arcadia Biosciences (RKDA) Announces First Quarter 2022

Financial Results

– Sales increased 48% from Q4 2021 –

– First retail orders of Good WheatTM pasta shipped –

-- HB4® soybeans approved in China, $2M milestone anticipated --

DAVIS, Calif. (May 12, 2022) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the first quarter of 2022.

“Arcadia is starting to see the fruits of all its labor over the last year as we transitioned to a CPG-driven company and right-sized the organization,” said Stan Jacot, president and CEO of Arcadia Biosciences. “Sales have increased 48% compared to last quarter with a more agile organization and the lowest infrastructure costs since 2019. And our Q1 year-over-year sales have increased nearly 300%, due to the acquisition of Arcadia Wellness brands Zola® coconut water, ProVaultTM CBD-infused sports performance formulas, and SoulSpringTM and Saavy Naturals®bath and body care products.

“In addition, we shipped our first orders of GoodWheatTM pasta to retail customers, and our e-commerce launch through Amazon is on track for early June,” Jacot added. “Our non-GMO GoodWheat pasta is made with just one simple ingredient – our superior wheat grain – with four times the fiber of regular pasta and nine grams of protein per serving. Our initial launch includes five of the best-selling pasta varieties: penne, spaghetti, fettuccine, elbow and rotini.”

Recently, Arcadia’s former joint venture partner Bioceres (Nasdaq: BIOX) announced that China’s Ministry of Agriculture has publicly communicated its decision to approve soybeans produced using Bioceres’ HB4®technology for import and use as food and feed. Once finalized, this will trigger four quarterly milestone payments to Arcadia totaling $2 million. Arcadia will also receive 6% royalties on future Bioceres HB4 net revenue, up to $10 million.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2022	2021	Favorable / (Unfavorable)
			$	%
Total revenues	3,220	828	2,392	289%
Total operating expenses	7,843	6,154	(1,689)	(27)%
(Loss) from operations	(4,623)	(5,326)	703	13%
Net (loss) income attributable to common stockholders	(4,488)	2,058	(6,546)	(318)%

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

In the first quarter of 2022, revenues were $3.2 million, compared to revenues of $828,000 in the first quarter of 2021. The $2.4 million quarter-over-quarter increase was driven by GoodWheat grain sales and by the newly acquired lines of products of Arcadia Wellness, which were not present in the first quarter of 2021.

Operating Expenses

In the first quarter of 2022, operating expenses were $7.8 million, compared to $6.2 million in the first quarter of 2021. Cost of revenues was $3.5 million in the first quarter of 2022 compared to $856,000 in the first quarter of 2021, as a result of additional sales and higher inventory write-downs quarter over quarter. Research and development (R&D) spending decreased by $764,000 in the first quarter of 2022, compared to the first quarter of 2021. The decrease was largely driven by the company’s focus on commercialization, which led to lower R&D employee-related expenses and activity costs. Selling, general and administrative (SG&A) costs for the first quarter of 2022 were $280,000 higher than the first quarter of 2021, primarily due to higher employee expenses and increased commercial and consulting activities in preparation for new product launches.

Net (Loss) Income Attributable to Common Stockholders

Net loss attributable to common stockholders for the first quarter of 2022 was ($4.5) million, or ($0.20) per share, compared to the $2.1 million, or $0.11 per share, of net income for the first quarter of 2021. The first quarter of 2022 included a $328,000 gain on the sale of property and equipment, while the first quarter of 2021 included $322,000 of non-cash income recognized as a result of the decrease in the fair value of common stock warrant liabilities, in addition to non-cash income of $7.5 million for the increase in the fair market value of the shares of Bioceres stock held.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern (1:30 p.m. Pacific) today, May 12, to discuss first quarter financial results and key strategic achievements.

Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In: +1-866-374-5140

International Dial-In: +1-404-400-0571

Passcode: 19987961

A live webcast of the conference call will be available on the “Investors” section of Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

With origins as a trailblazing developer of science-based approaches to enhancing the quality and nutritional value of crops and food ingredients, Arcadia Biosciences (Nasdaq: RKDA) is now a producer of innovative, plant-based health and wellness products, which include GoodWheat™, Zola® coconut water, ProVault™, SoulSpring™ and Saavy Naturals®. The company’s growing number of innovative offerings are designed to enhance quality and health benefits in an array of consumer product categories. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to the company’s expectation regarding its e-commerce launch through Amazon, the approval of HB4 Soy in China, and the company’s growth, financial success and commercialization of products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s and its partners’ and affiliates’ ability to develop and sell commercial products incorporating its traits and to complete the regulatory review process for such products; the company’s compliance with laws and regulations that impact the company’s business, including the sale of products containing CBD, and changes to such laws and regulations; the growth of the global wheat market; our ability to continue to make acquisitions and execute on divestitures in accordance with our business strategy or effectively manage the growth from acquisitions; the potential impact of COVID-19 on our business; the achievement of the HB4 soybean milestone by Bioceres; and the company’s future capital requirements and ability to satisfy its capital needs. Further information regarding these and other factors that could affect the company’s financial results is included in filings the company makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” and additional information set forth in its Form 10-K for the year ended December 31, 2021, and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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